Exhibit 4.3

HSBC BANK PLC

PAYING AGENT AND SECURITIES REGISTRAR AGREEMENT

BETWEEN

HSBC BANK PLC
AND
HSBC BANK USA, N.A.

DATED AS OF AUGUST 31, 2022

HSBC Securities (USA) Inc., a Delaware corporation may offer notes (“Notes”) sold under a registration statement and issued by HSBC Bank plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”) under and pursuant to, the terms of an indenture (the “Indenture”) dated as of August 31, 2022, between the Issuer and Computershare Trust Company, N.A. (in such capacity, the “Trustee”).

For the purpose of providing for a paying agent of the Issuer and securities registrar with respect to the Notes, the Issuer and HSBC Bank USA, N.A. hereby agree as follows:

SECTION 1. APPOINTMENT OF PAYING AGENT

The Issuer hereby appoints HSBC Bank USA, N.A. as paying agent (in such capacity, the “Paying Agent”) of the Issuer with respect to the Notes, and HSBC Bank USA, N.A. hereby accepts such appointment and agrees to perform the obligations of Paying Agent with respect to the Notes as set forth in the Indenture.

SECTION 2. APPOINTMENT OF SECURITIES REGISTRAR

The Issuer hereby appoints HSBC Bank USA, N.A. as securities registrar (in such capacity, the “Securities Registrar”) with respect to the Notes, and HSBC Bank USA, N.A. hereby accepts such appointment and agrees to perform the obligations of Securities Registrar with respect to the Notes as set forth in the Indenture.

SECTION 3. FEES AND EXPENSES

The Paying Agent and the Securities Registrar shall be entitled to such compensation for services under the Indenture and incorporated by reference into this Agreement as set forth in the Fee Schedule for Issuing Agent, Registrar & Paying Agent attached as Exhibit A hereto.

SECTION 4. RIGHTS AND  LIABILITIES OF PAYING AGENT AND THE SECURITIES REGISTRAR

Neither the Paying Agent nor the Securities Registrar shall incur any liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication received from the Issuer and reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Issuer made or given by it and sent, delivered or directed to the Paying Agent or the Securities Registrar, as applicable, under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer or authorized signatory of the Issuer. The Paying Agent and the Securities Registrar may consult with a nationally recognized bond counsel reasonably satisfactory to it and the opinion of such counsel shall constitute full and complete authorization and protection of the Paying Agent or the Securities Registrar, as applicable, with respect to any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel. In acting under this Agreement, neither the Paying Agent (in its capacity as such) nor the Securities Registrar (in its capacity as such) assumes any obligation towards, or any relationship of agency or just for or with the holders of the Notes.

SECTION 5. RIGHT OF PAYING AGENT AND SECURITIES REGISTRAR TO OWN NOTES

The Paying Agent and the Securities Registrar and their respective officers, employees and shareholders may become owners of, or acquire any interests in Notes, with the same rights as if the Paying Agent or the Securities Registrar were not the Paying Agent or the Securities Registrar, as applicable, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Paying Agent or the Securities Registrar were not the Paying Agent or the Securities Registrar, as applicable.

SECTION 6. DUTIES OF PAYING AGENT AND THE SECURITIES REGISTRAR

The Paying Agent and the Securities Registrar shall be obligated only to perform such duties as are specifically set forth in the Indenture.

SECTION 7. TERMINATION, RESIGNATION OR REMOVAL OF PAYING AGENT OR SECURITIES REGISTRAR

The Paying Agent or the Securities Registrar may at any time terminate its obligations in such capacity under this Agreement by giving no less than 90 days written notice to the Issuer unless the Issuer consents in writing to a shorter time (a “Resignation”). Upon receipt of notice of Resignation by the Paying Agent or the Securities Registrar, the Issuer agrees promptly to appoint a successor Paying Agent or Securities Registrar, as applicable. The Issuer may terminate the Paying Agent or the Securities Registrar in such capacity under this Agreement at any time by giving written notice to the Paying Agent or the Securities Registrar, as applicable, and specifying the date when the termination shall become effective (a “Removal”); provided, however, that no Resignation by or Removal of the Paying Agent or the Securities Registrar or the Issuer shall become effective prior to the date of the appointment by the Issuer, as provided in Section 8 hereof, of a successor Paying Agent or Securities Registrar, as applicable, and the acceptance of such appointment by such successor Paying Agent or Securities Registrar, as applicable. Upon termination pursuant to the provisions of this Section, the Paying Agent or the Securities Registrar, as applicable, shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expense, disbursements and advances incurred or made by the Paying Agent or the Securities Registrar, as applicable, in connection with the services rendered by it pursuant to the Indenture up to (but excluding) the date on which such Resignation or Removal shall have become effective, as provided by Section 3 hereof. The provisions of Section 9 shall remain in effect following any such Resignation or Removal.

SECTION 8. APPOINTMENT OF SUCCESSOR PAYING AGENT OR SECURITIES REGISTRAR

Any successor Paying Agent or Securities Registrar appointed by the Issuer following a Resignation or Removal pursuant to the provisions of Section 8 hereof shall execute and deliver to the Paying Agent or the Securities Registrar, as applicable, and to the Issuer an instrument accepting such appointment, and thereupon such successor Paying Agent or Securities Registrar shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Paying Agent or the Securities Registrar, as applicable, with like effect as if originally named as Paying Agent or Securities Registrar hereunder, and the Paying Agent or Securities Registrar, as applicable, shall thereupon be obligated to transfer and deliver, and such successor Paying Agent or Securities Registrar, as applicable, shall be entitled to receive and accept, copies of any available records maintained by the Paying Agent or the Securities Registrar, as applicable, in connection with the performance of its obligations hereunder.

SECTION 9. INDEMNIFICATION

The Issuer shall indemnify the Paying Agent and the Securities Registrar for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Agreement or performance of the Paying Agent or the Securities Registrar pursuant to their respective obligations under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

SECTION 10. MERGER, CONSOLIDATION OR SALE OF BUSINESS BY PAYING AGENT AND SECURITIES REGISTRAR

Any entity into which HSBC Bank USA, N.A. may be merged, converted, or consolidated, or any entity resulting from any merger, conversion or consolidation to which HSBC Bank USA, N.A. may be a party, or any entity to which HSBC Bank USA, N.A. may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Paying Agent and the Securities Registrar under this Agreement without the execution of any paper or any further act by the parties hereto.

SECTION 11. NOTICES

Any notice or other communication given hereunder shall be delivered in person, sent by letter, telecopy, electronic transmission or communicated by telephone (subject, in the case of communication by telephone, to written confirmation (which written confirmation may be in the form of an electronic transmission) dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified:

To the Issuer:

HSBC Bank plc
Attn: Head of Markets and Securities Services, Europe and North America
8 Canada Square, Canary Wharf
London, United Kingdom E14 5HQ

with copies to:

HSBC Bank plc
Attn: GBM Legal Department
8 Canada Square, Canary Wharf
London, United Kingdom E14 5HQ

HSBC North America Holdings Inc.
Attn: Legal Department
452 Fifth Avenue
New York, New York 10018

To the Paying Agent:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Issuer Services
Telephone: (212) 525-1363
Facsimile: (212) 525-1300

To the Securities Registrar:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Issuer Services
Telephone: (212) 525-1363
Facsimile: (212) 525-1300

Any notice hereunder given by letter or telecopy shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

SECTION 12. BENEFIT OF AGREEMENT

Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

SECTION 13. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder.

IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

HSBC Bank plc

By:	/s/ Patrick George
Name: Patrick George
Title: Head of Markets and Securities Services for Europe and North America

HSBC BANK USA, N.A.

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Vice President